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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549
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/ / CHECK THIS BOX IF NO              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES
    LONGER SUBJECT TO
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940
    INSTRUCTION 1(b).
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
1. Name and Address of Reporting Person      2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person
                                                                                                 to Issuer (Check all applicable)
                                                Madison Bancshares Group                        X   Director             10% Owner
    Paone         Salvatore                         Ltd. ("MADB")                              ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)         July/1999           -----------------  ------------------
    1120 North Bethlehem Pike
    P.O. Box 280
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check applicable line)
                                                                           Date of Original     X Form filed by one Reporting Person
                                                                           (Month/Year)        ---
                                                                                               ---Form filed by more than one
 Springhouse,    PA                 19477                                                         Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day)     -------------------------------------------    Month            Indirect    Owner-
                                                                          (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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   Common Stock                       7/13/99    P              10,000       A    $8.50/sh    15,000            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Over)                                   (Print or Type Responses)                                                   SEC 1474 (3/91)


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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

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7. Title and Amount of              8. Price of       9. Number of        10. Ownership Form          11. Nature of Indirect
   Underlying Securities               Derivative        Derivative           of Derivative               Beneficial Ownership
   (Instr. 3 and 4)                    Security          Securities           Security: Direct (D)        (Instr. 4)
                                       (Instr. 5)        Beneficially         or Indirect (I)
                                                         Owned at             (Instr. 4)
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Explanation of Responses:






                                                                                   /s/ Salvatore Paone               July 10, 1999
                                                                                  ---------------------------------- -------------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

                                                                                                                              Page 2
                                                                                                                     SEC 1474 (3/91)
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